Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2013 EARNINGS

Robbinsville, New Jersey, November 12, 2013 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank, and RomAsia Bank announced today its results of operations for the three and nine months ended September 30, 2013.  Net income for the three and nine months ended September 30, 2013 was $1.1 million and $2.1 million, respectively, or $.04 and $.07 per diluted share, compared to $345 thousand and $2.7 million, or $.01 and $.09 per diluted share, for the same period of the prior year.

At September 30, 2013, the Company’s consolidated assets were $1.7 billion, compared to $1.8 billion at December 31, 2012.  Deposits of $1.4 billion at September 30, 2013 represented a decline from $1.5 billion at December 31, 2012. During the nine months ended September 30, 2013, stockholders’ equity increased $3.0 million to $218.6 million, compared to $215.6 million at December 31, 2011.

Peter A. Inverso, President and CEO stated, “Earnings in this quarter and in the nine months benefitted chiefly from an improvement in loan quality which lowered the required provisions for loan losses in each period.”

Loan loss provisions were a negative $122 thousand in the current quarter and $80 thousand on a year to date basis, compared to provisions of  $2.8 million and $5.4 million in the same respective periods of the prior year.”

Inverso added, “This dramatic reduction in loan loss provisions offset a tightening of net interest income and a reduction in non-interest income in 2013 as compared to the comparable periods in 2012 as well as the increase in non-interest expense, due primarily to merger expense in the current year as compared to the same periods in 2012.”

Net interest income declined to $11.7 million for the three months ended September 30, 2013, compared to $12.3 million in last year’s third quarter,

while net interest income for the nine months ended September 30, 2013 declined to $36.2 million from $38.3 million for the first nine months of 2012.

Non-interest income declined to $1.0 million and $4.1 million in the three and nine months ended September 30, 2013, respectively, compared to $2.5 million and $6.3 million in the same periods in the prior year.

“These reductions were principally the result of a reduction in mortgage refinancing activity reducing income earned from the sale of loans and the absence of gains on security sales as there were virtually no security sales in the current periods”, added Inverso.

“Deposits have fallen as we continue to manage our liquidity by carefully controlling our deposit rates.  Nonetheless, our balance sheet remains very strong, and we are well capitalized by current regulatory standards”, stated Inverso.

“Management and staff of Roma Bank and RomAsia Bank continue to work closely with Investors Bank management and staff in establishing the framework for a smooth transition into Investors Bank for our customers and employees.   The mergers are awaiting approval of the Federal Reserve Board.  The approvals of the Federal Deposit Insurance Corporation and the New Jersey Department of Banking and Insurance have been received,” concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey, and RomAsia Bank headquartered in South Brunswick, New Jersey.  Roma Bank has been serving families, businesses and the communities of Central New Jersey for 93 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington, Camden and Ocean counties in New Jersey.  Visit Roma online at www.romabank.com, or RomAsia Bank at www.romasiabank.com.  RomAsia Bank has two branch locations in Middlesex County, New Jersey.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.